SECOND AMENDMENT
TO
AGREEMENT OF PURCHASE AND SALE
(Lerdo Highway Shafter CA – Phase 1)

    THIS SECOND AMENDMENT (the “Amendment”) is made as of May 21, 2021 (the “Effective Date”), between V Lions Farming, LLC a California limited liability company (“V Lions Farming”) formerly called King and Gardiner Farms, LLC, a California limited liability company, Gardiner Family, LLC a California limited liability company (“GF LLC”) and V Lions Operations, L.P., a Nevada limited partnership (V Lions and GF LLC collectively, the “Seller”) and Gladstone Land Corporation, a Maryland corporation (the “Purchaser”). This Amendment is made with respect to the following facts and circumstances:

    A.    Seller and Purchaser are the parties named as such in that certain Agreement of Purchase and Sale dated as of January 27, 2021 as amended by the First Amendment to Agreement of Purchase and Sale dated March 2, 2021 (collectively, the “Agreement”).

    B.    Seller and Purchaser desire to amend the Agreement as herein set forth.

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
    1.    Amendment to Certain Defined Terms. Section 1 of the Agreement is amended as follows:

    “Banked Water” shall mean GF LLC’s option to purchase 20,330 acre feet of water banked in the ground with the Semi Tropic Water Storage District and owned by GF LLC together with a portion of GF LLC’s existing credit with the district in an amount equal to $132,591.63, as generally contemplated in the first (1st) transaction described in the Consent Letter.

“Closing Date” shall mean the final day of the Inspection Period.

“Consent Letter” shall mean the form of letter agreement attached hereto as Schedule 1.

“Inspection Period” shall mean the period beginning on the Effective Date and ending at 5:00 p.m. local time at the Property on June 4, 2021.

    “Purchase Price” shall mean the total amount of Twenty Five Million Three Hundred Seventy-Nine Thousand and NO/100 dollars ($25,379,000.00), subject to adjustment as set forth in this Agreement.

    “Tenant” shall mean Lerdo Farming, LLC, a California limited liability company.

2.    Water Transfer Consent. Seller shall use it reasonable good faith efforts to obtain and deliver to Purchaser a fully executed version of the Consent Letter at least three (3) business days prior to the expiration of the Inspection Period (“Consent Letter Target Date”). At and after Closing, Seller (including but not limited to GF LLC) shall work with Purchaser to take all necessary steps to finalize the transactions contemplated by the Consent Letter. Without limiting the foregoing, in the event that Seller has not delivered the Consent Letter by the Consent Letter Target Date then:

(a)Seller shall continue to use good faith efforts to obtain and deliver to Purchaser a fully executed version of the Consent Letter as soon as is possible.

(b)Notwithstanding anything herein to the contrary, the Inspection Period shall be automatically extended through and including June 29, 2021. The period of time commencing on June 5, 2021 and ending on June 29, 2021 may be referred to herein as the “Extended Inspection Period.”

(c)During the Extended Inspection Period, Purchaser’s right to terminate under Section 5(a) of the Agreement and receive a full refund of the Earnest Money (which Purchaser may exercise at any time during the Extended Inspection Period) shall be limited to a refusal of the District to agree to the Consent Letter or conditioning its consent in a manner that is unacceptable to Purchaser in its sole but reasonable discretion (collectively, “Banked Water Matters”). Prior to the beginning of the Extended Inspection Period, no such limitation shall apply, and for the sake of clarity, nothing in this Amendment shall limit Purchaser’s rights or remedies in the event of a Seller breach or default under the Agreement.

(d)In the event that the Closing has not occurred by the end of June 4, 2021 (except to the extent such delay results from the acts or omissions of Seller, other than the failure to deliver the Consent Letter), then (i) a portion of the Earnest Money in the amount of Seventy Thousand and NO/100 dollars ($70,000.00) shall become non-refundable to Purchaser (except in the event of a Seller breach or default under the Agreement), and (ii) the Purchase Price shall be increased by Thirty Five Thousand and NO/100 dollars ($35,000.00) (the “Purchase Price Increase”). Notwithstanding subsection (c) above, in the event that Purchaser terminates the Agreement during the Extended Inspection Period as a result of Banked Water Matters, Seller shall be entitled to receive and retain the Seventy Thousand and NO/100 dollar ($70,000.00) amount described in subsection (d)(i) above.

(e)Nothing in this Amendment shall limit, in any manner, Seller’s obligation to convey the Banked Water to Purchaser as otherwise provided for in the Agreement.

3.    Counterparts. This Amendment may be executed in one or more counterparts and such counterparts taken together shall constitute one and the same document. For purposes of this Agreement a facsimile or electronic signature shall be deemed as valid and enforceable as an original.

4.    Reaffirmation. Except as expressly amended by this Amendment, the parties hereby reaffirm the terms and provisions of the Agreement all of which remain in full force and effect.

[COUNTERPART SIGNATURE PAGE(S) TO FOLLOW]

    IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

PURCHASER:

GLADSTONE LAND CORPORATION,
a Maryland corporation

By: /s/David Gladstone

Name:     David Gladstone

Title:     President & CEO

SELLER:

V LIONS FARMING, LLC, a California limited liability company

By: V Lions Management, LLC, a Nevada limited liability company (authorized to do business in the State of California as
Gardiner V Lions Management, LLC)
Its: Manager

By: /s/Keith Gardiner
       Keith Gardiner, Co-Manager

V LIONS OPERATIONS, LP, a Nevada
limited partnership (authorized to do
business in the State of California)

By: V Lions Management, LLC, a Nevada limited liability company (authorized to do business in the State of California as
Gardiner V Lions Management, LLC)
Its: General Partner

By:     /s/Keith Gardiner
      Keith Gardiner, Co-Manager

GARDINER FAMILY, LLC, a California limited liability company

By:     /s/Keith Gardiner
       Keith Gardiner, Manager

SCHEDULE 1

Consent Letter

May 19, 2021

Mr. Jason Gianquinto, General Manager
Semitropic Water Storage District
1101 Central Avenue, P.O. Box 8043
Wasco, CA 93280

Dear Mr. Gianquinto,

Following up on our recent discussions, the purpose of this letter is to authorize the transfer of (A) options to purchase a total of 45,000 acre feet of banked water (“Water”) currently governed by that certain Letter Agreement between Semitropic Water Storage District (“SWSD”) and Gardiner Family LLC (“Gardiner”) dated February 19, 2019 (“Letter Agreement”) (a copy of which is attached hereto as Exhibit A for reference), together with (B) portions of the balance of the $1 million Gardiner credit contemplated by Section 8 of the Letter Agreement in the amounts set forth below (each an “Existing Credit Amount”) to the Landowner Banking Account(s) of Gladstone Land Corporation, a Maryland corporation (“LAND”) or one or more of its affiliates, including but not limited to Gladstone Land Advisors, Inc., a Delaware corporation (“Land Advisors”) and/or Lerdo Highway Shafter CA, LP, a Delaware limited partnership (“Lerdo Highway”, together with LAND, Land Advisors and other affiliates of LAND, individually and collectively, “Gladstone”) as allowed under Section 9.b of the Letter Agreement.

The intent is to provide Gladstone with all the rights and privileges under our Letter Agreement for all transferred Water. The contemplated transfers will occur in three (3) transactions, as more particularly set forth below:

1.The first (1st) transaction will be a transfer Gardiner’s option to purchase 20,330 acre feet of banked water. Gardiner and/or Gladstone shall notify SWSD upon the closing of such transfer. Thereafter, Gladstone may exercise the option to purchase such banked water from SWSD as follows:

a.Gladstone will deliver a notice of its intent to exercise its option to SWSD along with a payment of $1,113,230.77 (calculated as set forth in b. below) pursuant to wire transfer instructions to be provided by SWSD.

b.The payment amount set forth above is calculated as follows:

i.($51.28 per acre foot + $10.00 per acre foot administrative fee) x 20,330 acre feet = $1,245,822.40.

ii.$1,245,822.40 - $132,591.63 Existing Credit Amount = $1,113,230.77.

iii.Total payment required from Gladstone to SWSD = $1,113,230.77.

c.Upon the receipt of such notice and payment amount, SWSD will transfer 20,330 acre feet of banked water into the Landowner Banking Account or accounts specified by Gladstone. At this time, Gladstone anticipates requesting that 15,000 acre feet of this banked water be transferred into the Landowner Banking Account of Lerdo Highway, with the remaining 8,330 acre feet of banked water to be transferred into the Landowner Banking Account of Land Advisors.

2.The second (2nd) transaction will be a transfer Gardiner’s option to purchase 5,000 acre feet of banked water. Gardiner and/or Gladstone shall notify SWSD upon the closing of such transfer. Thereafter, Gladstone may exercise the option to purchase such banked water from SWSD as follows:

a.Gladstone will deliver a notice of its intent to exercise its option to SWSD along with a payment of $272,123.08 (calculated as set forth in b. below) pursuant to wire transfer instructions to be provided by SWSD.

b. The payment amount set forth above is calculated as follows:

i.($51.28 per acre foot + $10.00 per acre foot administrative fee) x 5,000 acre feet = $306,400.00.

ii.$306,400 - $34,276.92 Existing Credit Amount = $272,123.08.

iii.Total payment required from Gladstone to SWSD = $272,123.08.

c.Upon the receipt of such notice and payment amount, SWSD will transfer 5,000 acre feet of banked water into the Landowner Banking Account or accounts specified by Gladstone. At this time, Gladstone anticipates requesting that all 5,000 acre feet of this banked water be transferred into the Landowner Banking Account of Land Advisors.

3.The third (3rd) transaction will be a transfer Gardiner’s option to purchase 19,670 acre feet of banked water. Gardiner and/or Gladstone shall notify SWSD upon the closing of such transfer. Thereafter, Gladstone may exercise the option to purchase such banked water from SWSD as follows:

a.Gladstone will deliver a notice of its intent to exercise its option to SWSD along with a payment of $1,088,492.31 (calculated as set forth in b. below) pursuant to wire transfer instructions to be provided by SWSD.

b.The payment amount set forth above is calculated as follows:

i.($51.28 per acre foot + $10.00 per acre foot administrative fee) x 19,670 acre feet = $1,205,377.60.

ii.$1,205,377.60 - $116,885.29 Existing Credit Amount = $1,088,492.31.

iii.Total payment required from Gladstone to SWSD = $1,088,492.31.

c.Upon the receipt of such notice and payment amount, SWSD will transfer 19,670 acre feet of banked water into the Landowner Banking Account or accounts specified by Gladstone. At this time, Gladstone anticipates requesting that all 19,670 acre feet of this banked water be transferred into the Landowner Banking Account of Land Advisors.

As of December 31, 2020, Gardiner’s existing credit with SWSD was $630,769.23, and we understand that such credit will be reduced by the amount of each credit afforded to Gladstone (in the amounts specified above) in connection with these transactions.

Feel free to contact me with any questions or if I can provide any assistance. Please sign below, and return a copy of this executed letter agreement today indicating the acknowledgment, approval and agreement of SWSD to the transactions, and the terms and conditions of the same, described herein. By signing below SWSD acknowledges and agrees that Gladstone is entitled to rely on SWSD’s approval of and agreement to the transactions, terms and conditions set forth herein.

Sincerely,

Mitch Millwee
Gardiner Family LLC

ACKNOWLEDGED, APPROVED AND AGREED:

Semitropic Water Storage District

By:

Name:

Title:

Date:

EXHIBIT A

LETTER AGREEMENT

See Attached

30628427.3